Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

        We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated September 12, 2002, relating to the financial statements of Southwestern Energy Company, which appears in Southwestern Energy Company's Annual Report on Form 10-K/A for the year ended December 31, 2001.

/s/ PricewaterhouseCoopers LLP

Tulsa, Oklahoma
November 12, 2002